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                              TRADEMARK AGREEMENT


             THIS AGREEMENT, effective ____________________ is by and between FORD Motor Company, a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at The American Road, Dearborn, Michigan 48126 (hereinafter "FORD"), and Associates First Capital Corporation, a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at 250 Carpenter Freeway, Irving, Texas 75062 (hereinafter "THE ASSOCIATES").

             WHEREAS:

             A. FORD is the owner of the FORD trademark, whether represented in the FORD script-in-oval style, FORD in block letter style, or otherwise (hereinafter "Licensed Trademark");

             B.    THE ASSOCIATES is an indirect subsidiary of FORD;

             C. THE ASSOCIATES and its subsidiaries wish to carry on in the United States a trademark branded credit card business and through its wholly-owned subsidiary, FORD Consumer Finance Corporation ("FCFC"), a home equity lending business and a manufactured housing lending business (hereafter Licensed Goods and Services") using the Licensed Trademark, and additionally wish to use the name "FORD" (hereinafter Licensed Name) for general corporate identification purposes (e.g., on business cards stationary, signage, etc.)

             D. The parties hereto desire that the THE ASSOCIATES should be authorized to use the Licensed Trademark in connection with the marketing of the Licensed Goods and Services and should be authorized to use the Licensed Name for general corporate identification purposes, in the United States, on the following terms and conditions.

             NOW IT IS HEREBY AGREED AS FOLLOWS:

             1. In consideration of the promises and the undertakings hereinafter set forth, FORD hereby grants to THE ASSOCIATES, for the term of this Agreement, a nonexclusive license to use a) the
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Licensed Trademark in the United States on and in connection with the Licensed
Goods and Services, and b) the Licensed Name for general corporate identification purposes.

             2. THE ASSOCIATES shall not use the Licensed Trademark in association with any goods or services other than the Licensed Goods and Services, and shall not use the Licensed Name except for general corporate identification purposes.

             3. THE ASSOCIATES shall permit, or procure permission for, FORD or its authorized representative, at all reasonable times, to enter the premises of THE ASSOCIATES for the purpose of inspecting the records relating to the Licensed Goods and Services and the use of the Licensed Name.

             4. In consideration of the license granted by FORD to THE ASSOCIATES hereby, THE ASSOCIATES agrees to pay to FORD an annual royalty for each calendar year during the term of this Agreement. Such royalty shall be an amount equal to (i) one basis point (0.0001) multiplied by (ii) THE ASSOCIATES' total domestic assets at December 31 of the previous calendar year, as set forth in or derived from THE ASSOCIATES' audited consolidated financial statements for such prior calendar year. Such royalty shall be payable in quarterly installments on the last business day of each calendar quarter of the calendar year for which the royalty is being paid, beginning March 29, 1996.
By way of example, if THE ASSOCIATES' total domestic assets at December 31, 1995 were $35,000,000,000, the annual royalty due for 1996 would be $3,500,000 and the quarterly installment due on March 29, 1996 would be $875,000.

             The royalty shall be reviewed by the parties at the end of each five-year period during the term of this Agreement and shall be increased or decreased or the basis for its calculation shall be changed if the parties determine (based on the advice of an independent appraiser selected by the parties) that the then existing royalty is not reflective of the market value of the license granted hereby. Any such change in the royalty shall be set forth in an amendment hereto in writing.

             5. If the Licensed Goods and Services associated with the Licensed Trademark supplied by THE ASSOCIATES and/or the use of the Licensed Name by THE ASSOCIATES do not in the opinion of FORD, or its authorized representative, conform in any respect with standards of quality set by FORD, FORD shall so inform THE ASSOCIATES and THE ASSOCIATES shall, except as to trademark branded credit cards which shall be replaced in accordance with paragraph ten (10), thereafter





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with reasonable efforts cease its use within thirty (30) days of the Licensed
Trademark and/or Licensed Name on those non-conforming Licensed Goods and Services so identified by FORD.

             6. THE ASSOCIATES shall use and display a) the Licensed Trademark and b) the Licensed Name only in a manner previously approved by FORD. FORD hereby acknowledges its approval of the current use by THE ASSOCIATES of the Licensed Trademark and the Licenses Name. THE ASSOCIATES acknowledges that FORD shall have the right to change with prior notice the approved manner in which the Licensed Trademark and Licensed Name may be used and displayed. FORD shall so inform THE ASSOCIATES of the change and THE ASSOCIATES shall, except as to trademark branded credit cards which shall be replaced in accordance with Paragraph ten (10), make the change or cease use within ninety (90) days.

             7. THE ASSOCIATES recognizes FORD's title to the Licensed Trademark and License Name and shall not at any time during the term of this Agreement do or suffer to be done any act or thing that will in any way impair the rights of FORD in and to the Licensed Trademark or Licensed Name by virtue of the rights hereby granted to THE ASSOCIATES or through THE ASSOCIATES' use of the Licensed Trademark and Licensed Name, it being the intention of the parties hereto that all uses of the Licensed Trademark and License Name by THE ASSOCIATES shall at all time inure to the benefit of FORD.

             8. THE ASSOCIATES agrees to indemnify and hold FORD harmless against all actions, claims, liabilities, costs, demands, and expenses to the extent they arise out of or result from or are based upon FORD being threatened or sued with respect to any controversy that arises from THE ASSOCIATES' use of the Licensed Trademark.

             9. FORD or THE ASSOCIATES may terminate this Agreement at any time so desired, at will and without cause, by giving the other party at least one hundred and eighty (180) days prior written notice; provided, however, if at any time FORD ceases to own (either directly or indirectly) more than fifty percent (50%) of the voting stock of THE ASSOCIATES or ceases for any reason, as determined in its reasonable discretion, to have effective control of THE ASSOCIATES, then this Agreement shall terminate automatically.





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             10.   Upon termination of this Agreement, for whatever reason, THE
ASSOCIATES shall within ninety (90) days cease all uses of the Licensed Trademark and Licensed Name, however, THE ASSOCIATES, shall not be required to replace trademark branded credit cards except as such replacement occurs in the normal course of business on the normal expiration date of each such trademark branded credit card, but in any event not beyond two (2) years from the date of termination.

             11.  This Trademark Agreement supersedes all prior agreements.

             AS WITNESSES the hands of the duly authorized officers of the parties hereto as follows:

ASSOCIATES FIRST CAPITAL                FORD MOTOR COMPANY
       CORPORATION

By:                                     By:
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Title:                                  Title:
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